Exhibit 5.2

November 14, 2018

BP p.l.c.,

1 St. James’s Square,

    London SW1Y 4PD, England.

BP Capital Markets America Inc.,

501 Westlake Park Boulevard,

Houston, Texas 77079.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of up to $10,600,000,000 in aggregate principal amount of the guaranteed debt securities of BP Capital Markets America Inc., a Delaware corporation (“BP Capital), listed in Annex A (the “Securities”) and the related guarantees thereof (the “Guarantees”) by BP p.l.c., an English company (“BP”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form F-4 (the “Registration Statement”) has become effective under the Act, (ii) the Supplemental Indenture relating to the Securities

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in substantially the form filed as exhibit to the Registration Statement (together with the Base Indenture relating to the Securities, the “Indenture”) have been duly executed and delivered and (iii) the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, (1) the Securities will constitute valid and legally binding obligations of BP Capital and (2) assuming the Guarantees have been duly authorized, executed and delivered by BP insofar as the laws of England and Wales are concerned, the Guarantees will constitute valid and legally binding obligations of BP, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (i) BP has been duly incorporated and is an existing public limited company under laws of England and Wales and (ii) the Base Indenture relating to the Securities has been, and the Supplemental

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Indenture relating to the Securities will be, duly authorized, executed and delivered by BP insofar as the laws of England and Wales are concerned. With respect to all matters of English law, we note that you have received an opinion, dated as of the date hereof, of Riona Commins, Associate General Counsel—Global Corporate and Alternative Energy of BP.

We have relied as to certain factual matters on information obtained from public officials, officers of BP and BP Capital and other sources believed by us to be responsible, and we have assumed that the Base Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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Schedule A

Guaranteed Debt Securities of BP Capital Markets America Inc.

1	3.588% Guaranteed Notes due 2027
2	3.017% Guaranteed Notes due 2027
3	3.119% Guaranteed Notes due 2026
4	3.224% Guaranteed Notes due 2024
5	3.216% Guaranteed Notes due 2023
6	2.750% Guaranteed Notes due 2023
7	2.520% Guaranteed Notes due 2022
8	3.245% Guaranteed Notes due 2022
9	2.112% Guaranteed Notes due 2021
10	4.742% Guaranteed Notes due 2021
11	4.50% Guaranteed Notes due 2020
12	2.521% Guaranteed Notes due 2020
13	3.279% Guaranteed Notes due 2027
14	3.535% Guaranteed Notes due 2024
15	3.994% Guaranteed Notes due 2023
16	2.500% Guaranteed Notes due 2022
17	3.561% Guaranteed Notes due 2021
18	3.814% Guaranteed Notes due 2024
19	3.062% Guaranteed Notes due 2022
20	Floating Rate Guaranteed Notes due 2022
21	Floating Rate Guaranteed Notes due 2021
22	3.723% Guaranteed Notes due 2028
23	3.506% Guaranteed Notes due 2025